Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS SECOND QUARTER FISCAL 2010
SALES AND EARNINGS RESULTS

-- COMPARABLE STORE SALES INCREASE 10% --
-- GAAP EPS $0.28, NON-GAAP EPS $0.37 --
-- INCREASES FULL YEAR EARNINGS GUIDANCE –

SUFFERN, NY – March 1, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal second quarter ended January 23, 2010.

Fiscal Second Quarter Results

Net sales for the fiscal second quarter ended January 23, 2010 increased 73% to $594.1 million compared to $343.2 million for the fiscal second quarter ended January 24, 2009. The increase is primarily due to the inclusion of Justice sales since the merger on November 25, 2009 to the close of the fiscal quarter. Comparable store sales for the quarter increased 10%.

By division, net sales for dressbarn increased 7% to $209.3 million compared to $196.5 million for the second quarter of fiscal 2009, primarily due to a comparable store sales increase of 6% for the quarter. Net sales for maurices increased 12% to $163.7 million compared to $146.7 million for the second quarter of fiscal 2009. The increase was due to a comparable store sales increase of 5% and a 7% increase in average square footage versus the prior year. Net sales for Justice were $221.1 million since the merger on November 25, 2009. During this period, comparable store sales increased 19%.

Net earnings for the fiscal second quarter increased to $21.7 million, or $0.28 per diluted share compared to the recast GAAP net loss of $1.8 million, or $0.03 loss per diluted share for the second quarter of fiscal 2009. Interest expense for both periods includes non-cash, imputed interest from the adoption of ASC 470-20 as further described below.

Net earnings on a non-GAAP basis increased to $28.1 million, or $0.37 per diluted share compared to a net loss for the second quarter of 2009 of $1.8 million, or $0.03 loss per share. During the quarter, the Company incurred certain items that management believes are not indicative of ongoing operations totaling $10.5 million in pretax charges. These charges include the accounting loss on the extinguishment of debt and merger related costs. The Company believes it is valuable for users of the Company’s financial statements to be made aware of the non-GAAP financial information; as such measures are used by management to evaluate the operating performance of the Company on a comparable basis. Accordingly, a GAAP to non-GAAP reconciliation of these items is provided later in this release.

SG&A expenses for the fiscal second quarter were $171.7 million, or 28.9% of sales compared to $103.0 million, or 30.0% of sales in the prior year’s comparable period. SG&A expenses on a non-GAAP basis were $167.0 million, or 28.1% of sales compared to $103.0 million, or 30.0% of sales in the prior year’s comparable period. The decrease of 190 basis points as a percent of sales was primarily due to leverage from the increased comparable store sales.

Operating income for the fiscal second quarter was $43.1 million, or 7.3% of sales compared to a $2.4 million loss, or (0.7%) of sales in the prior year second quarter. On a non-GAAP basis operating income increased to $47.8 million, or 8.1% of sales compared to a $2.4 million loss, or (0.7%) of sales in the prior year second quarter. This increase is primarily due to improved gross profit and leverage from increased comparable store sales.

Fiscal Six Month Results

Net sales for the fiscal six months ended January 23, 2010 increased 39% to $998.2 million from $719.6 million for the fiscal six months ended January 24, 2009. Comparable store sales for the fiscal six months increased 8%.

By division, net sales for dressbarn increased 6% to $457.3 million compared to $429.4 million for the first six months of fiscal 2009, driven primarily by a comparable store sales increase of 5% for the fiscal six months. Net sales for maurices increased 10% to $319.8 million compared to $290.2 million for the first six months of fiscal 2009. The increase was driven by a comparable store sales increase of 4% and a 7% increase in average square footage. Net sales for Justice were $221.1 million since the merger on November 25, 2009. During this period, comparable store sales increased 19%.

Net earnings for the fiscal six months increased to $43.4 million, or $0.61 per diluted share compared to recast GAAP net earnings of $17.9 million, or $0.29 per diluted share for the first six months of fiscal 2009. Interest expense in both periods includes non-cash, imputed interest recorded in accordance with our adoption of Accounting Standards Codification (ASC) 470-20.

Net earnings on a non-GAAP basis increased to $53.1 million, or $0.74 per diluted share compared to net earnings for the first six months of 2009 of $16.9 million, or $0.27 per diluted share. During this six month period, the Company incurred items that management believes are not indicative of ongoing operations in the amount of $15.0 million of pretax charges versus a pretax benefit of $1.6 million last year. A GAAP to non-GAAP reconciliation of these items is provided later in this release.

SG&A expenses for the fiscal six months were $285.5 million, or 28.6% of sales compared to $205.7 million, or 28.6% of sales in the prior year six month period. SG&A expenses on a non-GAAP basis were $276.2 million, or 27.7% of sales compared to $207.3 million, or 28.8% of sales in the prior year six month period. The decrease of 110 basis points as a percent of sales was primarily due to leverage from the increased comparable store sales.

Operating income for the fiscal six months was $80.9 million, or 8.1% of sales compared to $29.9 million, or 4.2% of sales in the prior year fiscal six month period. On a non-GAAP basis operating income increased to $90.1 million, or 9.0% of sales compared to $28.2 million, or 3.9% of sales in the prior year six month period. This increase is primarily due to improved gross profit and leverage from increased comparable store sales.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “Our combination of fashion, attractive pricing, and strong customer service is a winning formula that is providing great value to our customers.  We are very pleased with the performance of each of our three concepts.  Our sales trends are strong, our inventory and margins are at good levels, and we are seeing improving unit-level productivity.”

Mr. Jaffe continued, “We are very pleased to have maintained a very strong balance sheet after our recent merger with Justice.  We believe that, over time, the adoption of best-practices across our organization will yield material benefits for each concept we operate. Our strong cash position, low debt levels, and excellent cash generation ability position us well to drive value to shareholders through a range of potential methods and strategies.  We are very excited to be emerging from the difficult market of the past few years as one of the industry’s largest and most diversified specialty retailers with powerful opportunities for continued growth.”

Impact of Adoption of ASC 470-20

At the beginning of the fiscal year, the Company adopted ASC 470-20 (formerly FASB Staff Position APB No.14-1), Debt with Conversion and Other Options. The adoption impacts the accounting treatment of our 2.5% Convertible Senior Notes. As required, prior period results are recast to conform with this pronouncement. This increased non-cash, imputed interest expense by $1.3 million and $1.3 million for the fiscal second quarter of 2010 and 2009, respectively and by $2.6 million and $2.5 million for the fiscal six month periods of 2010 and 2009, respectively. Effective as of January 22, 2010, all of the 2.5% Convertible Senior Notes were redeemed and, therefore, the Company will no longer incur interest expense related to the Notes.

Reconciliation of GAAP to Non-GAAP Earnings and Diluted EPS

Earnings and diluted earnings per share are shown below from a GAAP to non-GAAP basis for both the thirteen weeks and twenty six weeks ended January 23, 2010 and January 24, 2009. The following items are excluded from GAAP: 1) loss on debt extinguishment, 2) merger related costs, 3) partial impairment of our Studio Y trade name and 4) charges (benefits) related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan, and are shown below as non-GAAP measures. Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal second quarter and six month periods.

	Thirteen weeks ended
	January 23, 2010				January 24, 2009
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$35.6	$13.9	$21.7	$0.28	$(3.0)	$(1.2)	$(1.8)	$(0.03)
Adjustments to expenses:
Loss on debt extinguishment	5.8	2.1	3.7	0.05	--	--	--	--
Merger related costs	4.2	1.8	2.4	0.03	--	--	--	--
Charges related to deferred compensation plan	0.5	0.2	0.3	0.01	--	--	--	--
Non-GAAP basis	$46.1	$18.0	$28.1	$0.37	$(3.0)	$(1.2)	$(1.8)	$(0.03)

	Twenty-six weeks ended
	January 23, 2010				January 24, 2009
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$72.1	$28.7	$43.4	$0.61	$29.3	$11.4	$17.9	$0.29
Adjustments to expenses:
Loss on debt extinguishment	5.8	2.1	3.7	0.05	--	--	--	--
Merger related costs	5.8	1.9	3.9	0.05	--	--	--	--
Impairment of trade name	2.0	0.8	1.2	0.02	--	--	--	--
Charges (benefits) related to deferred compensation Plan	1.5	0.6	0.9	0.01	(1.6)	(0.6)	(1.0)	(0.02)
Non-GAAP basis	$87.2	$34.1	$53.1	$0.74	$27.7	$10.8	$16.9	$0.27

Reconciliation of GAAP to Non-GAAP Selling, general and administrative expenses:

Selling, general and administrative expenses are shown below from a GAAP to non-GAAP basis. The following items are excluded from GAAP: 1) merger related costs, 2) partial impairment of our Studio Y trade name and 3) charges (benefits) related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan, and are shown below as non-GAAP measures. Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal second quarter and six month periods.

Selling, general and administrative expenses:

(in millions)	Thirteen weeks ended		Twenty-six weeks ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009
Reported GAAP Basis	$171.7	$103.0	$285.5	$205.7
Adjustments to SG&A expenses:
Merger related costs	4.2	--	5.8	--
Impairment of trade name	--	--	2.0	--
Charges (benefits) related to deferred compensation plan	0.5	--	1.5	(1.6)
Non-GAAP basis	$167.0	$103.0	$276.2	$207.3

Increases Fiscal July 2010 Earnings Guidance

Given the Company’s better than expected second quarter results and the favorable impact to earnings from the pay-off of our Convertible Senior Notes, the Company is increasing its guidance for earnings per diluted share for the fiscal year ending July, 2010 to a range of $1.55 to $1.60. This guidance includes an impact of approximately $0.05 to earnings per diluted share as a result of a 53rd week of operations in fiscal 2010. This estimate is also based upon various assumptions for the year including a mid single digit increase in comparable store sales.

Conference Call Information

The Company will conduct a conference call today, March 1, 2010 at 4:30 PM Eastern Time to review its second quarter results followed by a question and answer session. Parties interested in participating in this call should dial in at (857) 350-1669 prior to the start time, the passcode is 53458742. The call will also be simultaneously broadcast at www.dressbarn.com.  A recording of the call will be available shortly after its conclusion and until April 1, 2010 by dialing (617) 801-6888, the passcode is 62963247.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career women’s fashion apparel at value prices through its dressbarn and maurices brands and tween girls’ fashion apparel through its Justice brand.  As of January 23, 2010, the Company operated 837 dressbarn stores in 47 states, 739 maurices stores in 44 states and 899 Justice stores in 45 states and Puerto Rico. For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended October 24, 2009.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended
	January 23,		January 24,
	2010 *		2009

Net sales	$594,120	100.0%	$343,201	100.0%
Cost of sales, including occupancy and buying costs	361,617	60.9%	230,516	67.2%
Gross Profit	232,503	39.1%	112,685	32.8%
Selling, general and administrative expenses	171,704	28.9%	102,987	30.0%
Depreciation and amortization	17,697	3.0%	12,111	3.5%
Operating income (loss)	43,102	7.3%	(2,413)	-0.7%

Loss on debt extinguishment	(5,792)	-1.0%	-	-
Interest income	560	0.1%	1,422	0.4%
Interest expense	(2,696)	-0.5%	(2,457)	-0.7%
Other income	443	0.1%	452	0.1%
Earnings (loss) before income taxes	35,617	6.0%	(2,996)	-0.9%
Income tax provision (benefit)	13,929	2.3%	(1,160)	-0.3%
Net earnings (loss)	$21,688	3.7%	$(1,836)	-0.5%

Earnings (loss) per share:
Basic	$0.32		$(0.03)
Diluted	$0.28		$(0.03)

Weighted average shares outstanding:
Basic	68,735		59,880
Diluted	76,379		59,880

* The Condensed Consolidated Statements of Earnings include the results of Justice since the merger on November 25, 2009 to the end of the fiscal quarter. The following are the Justice results included above and are being provided for more meaningful comparison purposes:

	Thirteen Weeks Ended January 23, 2010
Net sales	$221,105	100.0%
Cost of sales, including occupancy and buying costs	125,777	56.9%
Gross Profit	95,328	43.1%
Selling, general and administrative expenses	52,923	23.9%
Depreciation and amortization	5,514	2.5%
Operating income	$36,891	16.7%

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Twenty-Six Weeks Ended
	January 23,		January 24,
	2010 *		2009

Net sales	$998,209	100.0%	$719,599	100.0%
Cost of sales, including occupancy and buying costs	601,909	60.3%	459,714	63.9%
Gross Profit	396,300	39.7%	259,885	36.1%
Selling, general and administrative expenses	285,475	28.6%	205,675	28.6%
Depreciation and amortization	29,908	3.0%	24,315	3.4%
Operating income	80,917	8.1%	29,895	4.2%

Loss on debt extinguishment	(5,792)	-0.6%	-	-
Interest income	1,275	0.1%	3,424	0.5%
Interest expense	(5,256)	-0.5%	(4,937)	-0.7%
Other income	989	0.1%	905	0.1%
Earnings before income taxes	72,134	7.2%	29,287	4.1%
Income taxes	28,774	2.9%	11,397	1.6%
Net earnings	$43,360	4.3%	17,890	2.5%

Earnings per share:
Basic	$0.67		$0.30
Diluted	$0.61		$0.29

Weighted average shares outstanding:
Basic	64,636		60,117
Diluted	71,593		62,430

* The Condensed Consolidated Statements of Earnings include the results of Justice since the merger on November 25, 2009 to the end of the fiscal quarter. The following are the Justice results included above and are being provided for more meaningful comparison purposes:

	Twenty-Six Weeks Ended January 23, 2010
Net sales	$221,105	100.0%
Cost of sales, including occupancy and buying costs	125,777	56.9%
Gross Profit	95,328	43.1%
Selling, general and administrative expenses	52,923	23.9%
Depreciation and amortization	5,514	2.5%
Operating income	$36,891	16.7%

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	January 23,		January 24,
ASSETS	2010	*	2009
Current Assets:
Cash and cash equivalents	$252,280		$164,548
Investment securities	125,299		96,230
Merchandise inventories	242,458		159,199
Deferred income tax assets	20,450		9,030
Prepaid expenses and other current assets	46,908		28,014
Total Current Assets	687,395		457,021

Property and Equipment	784,143		540,873
Less accumulated depreciation and amortization	301,968		270,650
Property and Equipment, net	482,175		270,223

Intangible Assets, net	186,318		107,340
Goodwill	226,897		130,656
Investment Securities	26,697		42,033
Other Assets	28,904		16,957
TOTAL ASSETS	$1,638,386		$1,024,230

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable – trade	$126,293		$102,784
Payable – debt extinguishment	117,000		-
Accrued salaries, wages and related expenses	57,190		28,136
Other accrued expenses	73,615		43,119
Customer liabilities	36,258		18,564
Current portion of long-term debt	1,383		1,312
Total Current Liabilities	411,739		193,915

Long-Term Debt	25,351		125,594
Lease Related Liabilities	182,862		63,977
Deferred Compensation and Other Long Term Liabilities	60,173		42,177
Deferred Income Tax Liabilities	11,475		20,457
Total Liabilities	691,600		446,120
Shareholders' Equity	946,786		578,110
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,638,386		$1,024,230

* The Condensed Consolidated Balance Sheets above include the Justice balances as of January 23, 2010 for the following selected line items and are being provided for more meaningful comparison purposes: Merchandise inventories - $86,786, Property and Equipment - $215,240, Intangible Assets, net - $83,716, Goodwill - $96,241, Accounts payable – trade - $20,669 and Lease Related Liabilities - $114,709.